Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Nicole Mazur-Ashwell

VCampus Corporation

(703) 654-7221

nashwell@vcampus.com

Ed Lewis

CEOcast, Inc. for VCampus

(212) 732-4300

elewis@ceocast.com

VCAMPUS ANNOUNCES FOURTH QUARTER AND 2004 FINANCIAL RESULTS

Demand Increases for Select Partner™ Information Security Course Offerings

RESTON, VA, March 31, 2004 - VCampus Corporation (NASDAQ: VCMP) today announced its financial results for the fourth quarter and the fiscal year ended December 31, 2004. The company reported revenue of $987,228 for the fourth quarter of 2004, compared to $1,374,776 in the same period a year earlier and $917,635 in the third quarter of 2004.  This amount includes online tuition revenue of $852,389, compared to $1,317,148 for the 2003 fourth quarter and $839,968 in the third quarter of 2004. The company reported an operating loss for the fourth quarter of 2004 of $1,211,266, versus $732,350 in the year earlier period and $1,321,648 in the third quarter of 2004.

During the fourth quarter, the company recorded non-cash charges of approximately $485,000, which consisted of amortization of debt discount and deferred debt offering costs related to the issuance of $3,649,625 (current principal amount $2,137,500) of convertible promissory notes in March 2004.  Including this non-cash charge, VCampus reported a net loss for the fourth quarter of $1,723,863, or $0.22 per share, compared to a net loss of $1,267,711, or $0.25 per share, for the 2003 fourth quarter and $1,768,487, or $0.24 per share, for the third quarter of 2004.

For the year ended December 31, 2004, the company reported revenue of $4,863,859 compared to $6,066,035 in 2003. This 2004 amount includes online tuition revenue of $4,497,513, compared to $5,508,154 in 2003. The company reported an operating loss for 2004 of $4,181,337, compared to $3,353,517 in 2003. Including approximately $2.4 million of non-cash charges in connection with the March 2004 financing, VCampus reported a net loss of $6,579,416 for 2004, compared to a net loss of $3,259,023 for 2003. VCampus reported a net loss to common stockholders of $6,579,416, or $0.97 per share, for 2004, compared to $6,185,877 (which included approximately $2.9 million of non-cash charges for deemed dividends paid to preferred stockholders), or $1.81 per share, for 2003.

The company ended the year with approximately $2.6 million in cash and cash equivalents.

Fourth quarter enrollment in the previously released security courses offered for preparation for the (ISC)2 CISSP® and SSCP® exams increased more than 7.4% compared to the third quarter of 2004. In addition, during the fourth quarter, the company released the following Select Partner™ courses: the PMP® Exam Certification Review, AFP Technology Innovations to Enhance Cash Management, and the CISSP® Online CBK Review.

Nat Kannan, Chairman and CEO of VCampus, said “We started 2004 with four objectives.  First was to get VCampus positioned in terms of financial, technical and management resources to implement the new Select Partner Strategy; the second was to gradually transition away from some of the commoditized segments of hosting virtual campuses; the third was to sign six to eight exclusive partnerships with institutions that provide valuable must-have credentials to working professionals; and finally to publish course content and start to monetize it.  The VCampus team has delivered on all four counts.  The business foundation laid down during 2004 has already created momentum in revenue growth. Investors should start to see positive results from these efforts in 2005 and beyond.”

“Many of the initiatives we pursued resulted in growth in our Select Partner revenues,” added Mr. Kannan. “Our Select Partner revenues started from a relatively small base of $12,000 in 2003 and increased to $204,000 in 2004 largely on the strength of the two (ISC)2 courses. With the addition of four new courses we expect this trend to continue. We also tripled the number of Select Partners from three in 2003 to ten in 2004, which should position us well for the balance of 2005.”

 “The fourth quarter showed stable revenue and increased gross margins from our legacy accounts. In addition, we continued to see traction in Select Partner course revenues,” said Christopher Nelson, Chief Financial Officer of VCampus.  “With additional releases of Select Partner courses, we expect this trend to continue. We have also pursued initiatives to maximize operating efficiencies. We have increased outsourcing of both software and courseware development which has helped reduce our product development costs.  Finally, with our strong cash position, I believe we have sufficient resources to continue execution of our Select Partner strategy throughout 2005.”

Conference Call and Webcast

Mr. Kannan and Mr. Nelson will hold a conference call to discuss the fourth quarter and 2004 financial results and business outlook. The call is scheduled for 4:30 pm Eastern Time today. Interested parties may participate by dialing (800) 638-5439. International callers may dial (617) 614-3945. Please enter the passcode 21806685.

This call is also being webcast by Thomson/CCBN and can be accessed at the VCampus web site at www.vcampus.com.  The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors.  Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the call will be available via telephone from approximately 6:30 pm. ET on March 31, 2005 until 6:30 pm. ET on April 14, 2005. To listen to the replay, participants in the U.S. and Canada should dial (888) 286-8010, and international participants should dial (617) 801-6888. The conference ID for the replay is 88432561.

About VCampus®
VCampus Corporation (NASDAQ: VCMP), a provider of end-to-end e-Learning services, helps organizations that offer professional certifications and credentials unlock the value of their traditional branded course content.  Through its innovative Select Partner™ Program, VCampus repurposes value-added training content for online delivery to enhance and support professional development programs.  The Select Partner Program provides custom course development, publishing, hosting, e-commerce, reporting, account support and marketing services. With over a decade of e-Learning experience, VCampus has delivered more than2.9 million courses to more than 920,000 desktops/users in professional credentialing and certification organizations, associations, non-profits, corporations, government agencies and higher education institutions. VCampus distributes a courseware library of more than 5,000 web-based courses. VCampus Corporation is headquartered in Reston, VA. For more information, call 800-915-9298, or visit the VCampus Web site at www.vcampus.com. “VCampus” is a registered trademark and “Select Partner” is a trademark of VCampus Corporation. “PMP” is a certification mark of the Project Management Institute which is registered in the United States and other nations.

This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact are forward-looking. Without limiting the foregoing, references to future growth or expansion or scheduled product launch dates are forward-looking, and words such as “anticipates,” “believes,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations contain projections of our future results of operations or of our financial position or state other forward-looking information. There might be events in the future that we are not able to predict accurately or control, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (1) our history of losses, projection of future losses and our need to raise additional capital; (2) market acceptance of our new and future products; (3) uncertainties regarding the successful implementation of our Select Partner Program or the timely release of products; (4) growing competition; and (5) our ability to maintain and manage our growth. For additional information regarding risk factors that could affect our future results, please refer to the discussions of "Risk and Uncertainties" in our Annual Report on Form 10-K for the year ended December 31, 2004, and other SEC filings.

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VCampus Corporation

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2003	2004	2004	2003	2004
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Online tuition revenues	$1,317,148	$839,968	$852,389	$5,508,154	$4,497,513
Development and other revenues	36,126	77,667	134,839	448,082	318,456
Other service revenues	21,502	—	—	109,799	47,890
Net revenues	1,374,776	917,635	987,228	6,066,035	4,863,859
Costs and expenses:
Cost of revenues	308,876	304,900	325,186	1,718,340	1,356,699
Sales and marketing	446,777	474,774	471,234	2,137,791	1,895,340
Product development and operations	577,628	692,851	647,270	2,474,856	2,725,155
General and administrative	577,028	404,731	384,344	1,909,814	1,686,940
Depreciation and amortization	166,325	316,529	323,961	879,966	1,227,089
Reorganization & other non recurring costs	—	—	—	172,729	—
Stock-based compensation	30,492	45,498	46,499	126,056	153,973
Total costs and expenses	2,107,126	2,239,283	2,198,494	9,419,552	9,045,196
Loss from operations	(732,350)	(1,321,648)	(1,211,266)	(3,353,517)	(4,181,337)
Other income	—	—	9,311	207,138	183,210
Interest expense and amortization of debt discount and debt offering costs, net	(27,539)	(446,839)	(521,908)	(112,644)	(2,581,289)
Net loss	$(759,889)	$(1,768,487)	$(1,723,863)	$(3,259,023)	$(6,579,416)
Dividends to preferred stockholders	(507,822)	—	—	(2,926,854)	—
Net loss attributable to common stockholders	$(1,267,711)	$(1,768,487)	$(1,723,863)	$(6,185,877)	$(6,579,416)
Net loss per share to common stockholders, basic and diluted	$(0.25)	$(0.24)	$(0.22)	$(1.81)	$(0.97)
Weighted average number of shares outstanding, basic and diluted	5,088,676	7,369,419	7,748,578	3,426,056	6,792,321

VCampus Corporation

Consolidated Balance Sheets

	December 31,	December 31,
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$534,984	$2,632,504
Accounts receivable, net	290,530	283,101
Loans receivable from related parties	83,745	49,783
Loans receivable — current	40,526	—
Prepaid expenses and other current assets	691,781	665,663
Total current assets	1,641,566	3,631,051
Property and equipment, net	509,662	523,662
Capitalized software costs and courseware development costs, net	1,653,295	1,826,745
Loans receivable — less current portion	33,726	—
Other assets	127,598	418,684
Other intangible assets, net	569,494	390,502
Goodwill, net	328,317	328,317
Total assets	$4,863,658	$7,118,961

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,222,987	$575,183
Accrued expenses	369,763	318,478
Notes payable — current portion	225,000	66,207
Deferred revenues	1,010,563	851,118
Total current liabilities	2,828,313	1,810,986

Long-term liabilities
Notes payable — less discount and current portion	—	463,446
Total liabilities	2,828,313	2,274,432

Commitments and contingencies	—	—

Stockholders’ equity:
Common Stock	51,670	84,611
Additional paid-in capital	92,376,579	101,732,238
Accumulated deficit	(90,392,904)	(96,972,320)
Total stockholders’ equity	2,035,345	4,844,529
Total liabilities and stockholders’ equity	$4,863,658	$7,118,961